Exhibit 16.1

January 23, 2015

Securities and Exchange Commission

100 F Street NE

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K dated January 23, 2015, of Divall Insured Income Properties 2, L.P. and are in agreement with the statements in the paragraphs within that Item as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Leawood, Kansas

913-469-5030  —  10965 Granada Lane, Suite 201, Leawood KS 66211  —  www.llbradford.com